Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	May-03	Apr-03	Mar-03
Yield	15.47%	15.66%	16.43%
Less: Coupon	2.09%	2.11%	2.20%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.51%	5.23%	5.46%
Excess Spread	6.37%	6.82%	7.27%

Three Month Average Excess Spread	6.82%	6.86%	6.60%

Delinquency:
30 to 59 days	1.26%	1.24%	1.30%
60 to 89 days	0.87%	0.88%	0.88%
90 + days	1.86%	1.85%	1.84%
Total	3.99%	3.97%	4.02%

Payment Rate	18.38%	18.21%	18.38%